Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Boyd Gaming Corporation on Form S-3 of our report dated February 29, 2008 related to the financial statements of Marina District Development Company, LLC and subsidiary appearing in the Annual Report on Form 10-K of Boyd Gaming Corporation and subsidiaries for the year ended December 31, 2007, incorporated by reference in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

December 12, 2008